EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Northwest Biotherapeutics, Inc.:

      We consent to the incorporation by reference in the registration statement (No. 333-82094) on Form S-8 of Northwest Biotherapeutics, Inc. of our report dated March 12, 2004, except as to notes 1 and 13 which are as of April 26, 2004, with respect to the balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2002 and 2003 and the related statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003 and the period from March 18, 1996 (inception) through December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Northwest Biotherapeutics, Inc.

      Our report dated March 12, 2004, except as to notes 1 and 13 which are as of April 26, 2004, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations, has a working capital deficit and has a deficit accumulated in the development stage which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington

May 13, 2004